EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
GTS Duratek, Inc.:


We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 33-60075) of GTS Duratek, Inc. our report dated March 10, 2000, relating to the consolidated balance sheets of GTS Duratek, Inc. and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of GTS Duratek, Inc.





Baltimore, Maryland
March 27, 2000


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